March 30, 1995




Securities and Exchange Commission
450 Fifth Street, NW
Judiciary Plaza
Washington, DC 20549
Attention: Filing Desk, Stop 1-4


    Re:    SCIOS NOVA INC.
           1995 PROXY STATEMENT


Ladies and Gentlemen:

Transmitted herewith via the EDGAR system is Scios Nova's definitive Proxy Statement relating to the 1995 Annual Meeting of Stockholders.

The filing fee of $125 was sent by wire transfer to the Commission on March 29, 1995 (together with the $250 filing fee for the Company's Annual Report on Form 10-K for the fiscal year December 31, 1994 for a total wire transfer of $375.00).

Very truly yours,




Mary Ann Allencourt
Corporate Paralegal




jat
Enclosures

cc:   National Association of Securities Dealers, Inc.
      1735 K Street, NW
      Washington, DC 20006-1506

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                Scios Nova Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                    N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                                SCIOS NOVA INC.
                             2450 BAYSHORE PARKWAY
                        MOUNTAIN VIEW, CALIFORNIA 94043

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 9, 1995
                                   10:00 A.M.
                             ---------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Scios Nova Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive offices, 2450 Bayshore Parkway, Mountain View, California 94043 on Tuesday, May 9, 1995 at 10:00 a.m., to consider and act upon the following matters:

        (1) To elect directors of the Company.

        (2) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for fiscal 1995.

        (3) To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

    Only stockholders of record at the close of business on March 17, 1995 will be entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors
                                          JOHN H. NEWMAN
                                          SECRETARY

Mountain View, California
March 30, 1995

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                SCIOS NOVA INC.
                             2450 BAYSHORE PARKWAY
                        MOUNTAIN VIEW, CALIFORNIA 94043

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 1995
                             ---------------------

GENERAL

    This Proxy Statement is solicited on behalf of the Board of Directors of Scios Nova Inc., a Delaware corporation (the "Company" or "Scios Nova"), for use at its Annual Meeting of Stockholders to be held at 10:00 a.m. on May 9, 1995 and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is March 30, 1995.

    The Board of Directors has fixed the close of business on March 17, 1995 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were 35,446,030 shares of Common Stock outstanding. In addition, there were 21,053 shares of Nonvoting Series A Preferred Stock outstanding.

VOTING

    Each share of Common Stock outstanding on the record date is entitled to one vote. The Nonvoting Series A Preferred Stock is not entitled to vote. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy and, if no choice is specified, the proxy holders will vote in favor of the proposals to elect directors and to ratify the selection of auditors. An automated system administered by the Company's transfer agent tabulates the votes. For quorum purposes, abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Each matter is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the meeting and election to vote in person. Attendance at the meeting will not itself revoke a proxy.

SOLICITATION

    The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders by the Company. Copies of solicitation material will be furnished without charge to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefor.

                           (1) ELECTION OF DIRECTORS

    A Board of seven (7) Directors will be elected at the Annual Meeting. The term of office of each person elected as a Director will continue until the next Annual Meeting and until his successor has been elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors named below, all of whom are presently Directors of the Company. The candidates receiving a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote will be elected. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. If any nominee for any reason is unable or declines to serve, the proxies will be voted for any substitute nominee who shall be designated by the present Board of Directors to fill the vacancy. Shares represented by the accompanying proxy cannot be voted for a greater number of persons than the number of nominees (seven). Stockholders who desire to nominate persons for election to the Board must comply with the advance notice procedures specified in the Company's Bylaws.

    Steven D. Goldby, President and Chief Executive Officer of MDL Information Systems, Inc., has served as a Director of the Company since December 1989 and as Chairman of the Compensation Committee and on the Nominating Committee through March 30, 1995. Mr. Goldby has indicated that he will not stand for re-election as a Director of Scios Nova at the 1995 Annual Meeting because of increased demands on his time and resources. The Board of Directors extends its sincere appreciation to Mr. Goldby for his valuable contributions to and efforts on behalf of Scios Nova.

    The following is information regarding the nominees, including information furnished by them as to their principal occupation for the preceding five-year period, certain directorships and their ages as of March 17, 1995.

                                                               DIRECTOR
NAME                                                     AGE    SINCE
-------------------------------------------------------  ---   --------
Richard L. Casey.......................................  48      1987
Myron Du Bain..........................................  71      1989
William F. Miller, Ph.D................................  69      1993
Donald E. O'Neill......................................  69      1992
Robert W. Schrier, M.D.................................  59      1988
Solomon H. Snyder, M.D.................................  56      1992
Eugene L. Step.........................................  66      1993

    Mr. Casey is Chairman of the Board, President and Chief Executive Officer of Scios Nova Inc. He joined Scios Nova in December 1987 as President and Chief Executive Officer, and has served as a Director since that time. Mr. Casey was elected Chairman of the Board in November 1992. From early 1985 to 1987, he was with ALZA Corporation as Executive Vice President and President of ALZA Pharmaceuticals. From 1976 to 1985 he worked for Syntex Corporation. He joined Syntex Laboratories in 1976 as a manager and became director of marketing research in the following year. In 1979, he was named director of sales, in 1981 was promoted to vice president and in 1983 was appointed general manager of Syntex Medical Diagnostics. Mr. Casey began his career in pharmaceuticals as a sales representative for Eli Lilly and Company. From 1968 to 1970, Mr. Casey served in the U.S. Peace Corps in Ethiopia. Mr. Casey serves on the boards of Guilford Pharmaceuticals Inc., an affiliated publicly-held development-stage neuroscience company located in Baltimore, Maryland, VIVUS Inc., a publicly-held medical devices company located in Menlo Park, California, and Karo Bio AB, an affiliated Swedish biotechnology company.

    Mr. Du Bain was elected a Director of Scios Nova in June 1989. He was Chairman of the Board of Directors of SRI International of Menlo Park, California, a contract research and consulting company, from December 1985 until he retired in December 1989. From 1983 to 1985, he was President and Chief Executive Officer of Amfac, Inc., a diversified industry company. Previously, Mr. Du Bain was Chairman, President and Chief Executive Officer of Fireman's Fund Corporation and Vice Chairman of American Express Company. He is a member of the board of directors of SRI International, Chronicle Publishing Corporation and First Interstate Bancorp. In addition, Mr. Du Bain is Chairman of the Board of the James Irvine Foundation.

    Dr. Miller joined the Board of Scios Nova in February 1993. Since 1964, Dr. Miller has been a Professor at Stanford University in the fields of Public and Private Management, Graduate School of Business, and Computer Science, School of Engineering. From 1971 through 1978, he was Vice President and Provost of Stanford University. Dr. Miller is President Emeritus of SRI International, a contract research and consulting company, and served as President and Chief Executive Officer of SRI from September 1979 until December 1990, and as Chief Executive Officer of SRI's subsidiaries from April 1987 until December 1990. Dr. Miller serves on the boards of Varian Associates, Inc., First Interstate Bancorp, First Interstate Bank of California and Pacific Gas & Electric Company. In addition, Dr. Miller is Chairman of the Board of the Management Institute for the Environment and Business, and is a Senior Director of The Conference Board.

    Mr. O'Neill was Chairman of the Board of Nova Pharmaceutical Corporation from May 1991 until the merger of Nova into the Company in September 1992, at which time he was elected a Director of the Company. Mr. O'Neill was employed by Warner-Lambert Company, a pharmaceutical and consumer products company, from 1971 until his retirement in 1991. During his tenure, Mr. O'Neill held various senior management positions, most recently serving as Executive Vice President of the corporation and Chairman of International Operations, as well as serving on the board of directors. Mr. O'Neill is a director of MDL Information Systems, Inc., New Jersey Resources Corporation, Alliance Pharmaceutical Corporation, Immunogen Corporation and Targeted Genetics Corporation, as well as several privately-held companies.

    Dr. Schrier has been Professor and Chairman, Department of Medicine, University of Colorado School of Medicine, since 1976. He was elected a Director of Scios Nova in August 1988. Dr. Schrier is Chairman of the Board and Chief Executive Officer of Multum Information Services, Inc., a privately-held company located in Denver, Colorado. He has held numerous positions in professional societies, including President of the National Kidney Foundation from 1984 to 1986, President of the American Society of Nephrology in 1984, and is presently President Elect of the International Society of Nephrology and President of the Association of American Physicians. He has received the Pasteur Award from the University of Strasbourg; the John Phillips Award from the American College of Physicians; the David Hume Award from the National Kidney Foundation; honorary Doctorate of Sciences from DePauw University; and the Mayo Soley Award from the Western Society of Clinical Investigation. He has also served on the editorial boards of numerous professional publications, has authored over 500 scientific articles and has edited numerous medical texts and reference books. He is a member of the Institute of Medicine of the National Academy of Sciences.

    Dr. Snyder is Director of the Department of Neuroscience and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry at The Johns Hopkins University, and has been a member of the faculty there since 1966. Dr. Snyder was elected a Director in September 1992 in connection with the merger with Nova. Prior to the merger, Dr. Snyder was a member of Nova's board and Chairman of its Scientific Advisory Board. Dr. Snyder received the Albert Lasker Award for Basic Biomedical Research and Honorary Doctor of Science degrees from Northwestern University, Georgetown University and Ben Gurion University. Dr. Snyder received the Wolfe Award in Medicine from the government of Israel for research relating to receptors. Dr. Snyder is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences. Dr. Snyder is also the author of numerous articles and several books. Dr. Snyder is a founder and a director of Guilford Pharmaceuticals Inc.

    Mr. Step was elected a Director in February 1993. From May 1956 until his retirement on December 31, 1992, he was employed by Eli Lilly and Company, most recently as Executive Vice President, President of the Pharmaceutical Division, and was a member of the board of directors and executive committee from September 1973 until his retirement. His responsibilities included pharmaceutical operations in the United States and the operations of Eli Lilly International Corporation. Mr. Step is a past chairman of the board of directors of the Pharmaceutical Manufacturers Association and immediate past president of the International Federation of Pharmaceutical Manufacturers Associations. He is a member of the board of directors of Cell Genesys Inc., GMIS Inc. and Medco Research Inc.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

COMPENSATION OF DIRECTORS -- STANDARD ARRANGEMENTS

    FEES. Directors who are not otherwise employed by the Company receive an annual retainer of $12,000 and an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and $500 for attendance at each committee meeting not occurring within 24 hours of a Board meeting. In the fiscal year ended December 31, 1994, the aggregate compensation paid to eligible non-employee Directors (6 individuals) under standard arrangements was $94,000. The members of the Board of Directors are also eligible for reimbursement of expenses incurred in connection with attendance at Board meetings in accordance with Company policy. In the event that a Director is also in a consulting relationship with the Company, such Director does not receive Directors' or meeting fees.

    STOCK OPTIONS. Each non-employee Director automatically receives, at the time of becoming a director, options to purchase an aggregate of 20,000 shares of Common Stock. Such option grants to Directors are currently made under the Company's 1992 Equity Incentive Plan (the "Incentive Plan"), which plan contains provisions for automatic grants to non-employee Directors. Prior to its expiration on June 30, 1994, option grants to Directors were also made under the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Director Plan"). These plans were approved by the Company's stockholders in May 1992 and May 1990, respectively. Only non-employee Directors of the Company are eligible to receive options under the applicable provisions of the Incentive Plan and the 1989 Director Plan (collectively, the "Director Plans"). Mr. Du Bain, Mr. Goldby, Dr. Miller, Dr. Schrier and Mr. Step have each received option grants under such plans. Mr. O'Neill and Dr. Snyder voluntarily declined to accept the grants to which they were entitled upon their elections to the Board in September 1992 in connection with the merger of Nova Pharmaceutical Corporation ("Nova") into the Company (the "Merger"). Mr. Casey, as an employee of the Company, is not eligible for grants under the Director Plans. On the date that a non-employee Director becomes fully vested in his option, he will automatically be granted an additional option under the Incentive Plan to purchase an additional 10,000 shares of the Company's Common Stock at a per share exercise price equal to the fair market value of the stock on the date of grant.

    Options granted to non-employee Directors do not qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of options granted to non-employee Directors is 100% of the fair market value of the Common Stock subject to the option on the date of grant. Such options vest over five years of service and have terms of ten years; however, in the event of termination of service on the Board, the vested portion of the option will expire on the earlier of the expiration date or twelve months from the date of termination, unless the termination is due to death or disability, in which case the option will expire on the earlier of the expiration date or eighteen months from the termination date. With limited exceptions, the recipient of an option under the Director Plans will forfeit all unvested portions of an option under such plans upon termination of his service as a non-employee Director. Unless sooner terminated, the Incentive Plan will terminate on February 10, 2002.

COMPENSATION OF DIRECTORS -- OTHER ARRANGEMENTS.

    In 1993, the Company formed a new company, Guilford Pharmaceuticals Inc. ("Guilford"), to pursue the development of pharmaceutical products for neurological and neurosurgical applications. Guilford completed its initial public offering of common stock in June 1994. Dr. Snyder, a Director of the Company, is a founder and a director of Guilford. Dr. Snyder receives consulting fees from the Company pursuant to a consulting agreement that the Company assumed in connection with the Merger. In connection with the formation of Guilford, in August 1993, Dr. Snyder and the Company amended the agreement to allow Dr. Snyder to divide his consulting services between Guilford and the Company and to reduce the consulting fees payable by the Company. In 1994, the Company paid Dr. Snyder $100,000 in consulting fees pursuant to the agreement, which terminates on August 31, 1995. Dr. Snyder does not receive additional Board or meeting fees from the Company.

    BOARD  OF DIRECTORS.   During fiscal 1994,  there were four  meetings of the
Board of Directors.

    AUDIT COMMITTEE. The Company's Audit Committee consists of three non-employee Directors: Eugene L. Step (Chairman), William F. Miller and Donald
E. O'Neill. Myron Du Bain served as Chairman of the Audit Committee until February 1994, at which time Mr. Step was elected to the committee. The Audit Committee met three times in fiscal 1994. Among the committee's functions are recommending engagement of the Company's independent auditors, approving services performed by such auditors, and reviewing and evaluating the Company's accounting systems and its system of internal accounting controls.

    COMPENSATION COMMITTEE. In fiscal 1994, the Compensation Committee consisted of three non-employee Directors: Steven D. Goldby (Chairman), Myron Du Bain and Donald E. O'Neill. The committee met four times during fiscal 1994. As of March 30, 1995, the members of the committee were Mr. O'Neill (Chairman) and Mr. Du Bain. Among the committee's functions are establishing the Company's compensation programs for all employees, fixing the compensation levels of executive officers of the Company, and administering and making awards under the Company's incentive programs.

    NOMINATING COMMITTEE. In fiscal 1994, the Nominating Committee consisted of three non-employee Directors: Myron Du Bain (Chairman), Steven D. Goldby and Robert W. Schrier. The committee met one time in fiscal 1994. As of March 30, 1995, Mr. Step replaced Mr. Goldby on the committee. Among the committee's functions are recommending nominees to serve on the Board of Directors, recommending size and composition of the Board based on studies conducted by the committee, making recommendations to the Board regarding stockholders' comments as to composition of the Board, making recommendations concerning membership of Board committees and Board and committee fees, and consulting with the Board of Directors and management to determine criteria for nominations. The Nominating Committee will consider nominees recommended by the stockholders. Any such recommendations, together with the nominee's qualifications and consent to being considered as a nominee, should be sent to the Secretary of the Company no later than November 30, 1995 in order to be considered for election at the 1996 Annual Meeting of Stockholders.

    In fiscal 1994, all Directors except Mr. Goldby attended at least 75% of the meetings of the Board and all committees of the Board of which they were members.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

BENEFICIAL OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at March 17, 1995 by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) each Director, (iii) each of the executive officers named in the Summary Compensation Table included herein and (iv) all Directors and executive officers of the Company as a group.

                                                                                  BENEFICIAL OWNERSHIP (1)
                                                                                  -------------------------
                                                                                  BENEFICIALLY  APPROXIMATE
                                                                                     OWNED        PERCENT
OFFICERS, DIRECTORS & 5% STOCKHOLDERS                                             SHARES (2)     OF CLASS
--------------------------------------------------------------------------------  -----------   -----------
Genentech, Inc..................................................................    2,205,300(3)    5.9%
  460 Point San Bruno Boulevard
  South San Francisco, CA 94080
Richard L. Casey................................................................      406,760(4)    1.1%
Myron Du Bain...................................................................       26,500     *
Steven D. Goldby................................................................       16,500     *
William F. Miller, Ph.D.........................................................        9,000     *
Donald E. O'Neill...............................................................      110,860     *
Robert W. Schrier, M.D..........................................................       11,500     *
Solomon H. Snyder, M.D..........................................................      --          --
Eugene L. Step..................................................................        9,000     *
Elliott B. Grossbard, M.D.......................................................      101,616     *
John A. Lewicki, Ph.D...........................................................      138,567     *
Arlene M. Morris................................................................       30,701     *
John H. Newman..................................................................      152,993     *
All officers and directors as a group (15 persons)..............................    1,137,160      3.1%

------------------------
*    less than 1%

(1) Unless otherwise indicated below and subject to community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) For Mr. Casey, Mr. Du Bain, Mr. Goldby, Dr. Miller, Mr. O'Neill, Dr. Schrier, Mr. Step, Dr. Grossbard, Dr. Lewicki, Mrs. Morris and Mr. Newman, and all officers and directors as a group, includes 380,000; 16,500; 16,500; 5,000; 106,860; 11,500; 9,000; 101,332; 126,666; 30,701; 104,708;
     and 1,030,322 shares, respectively, issuable upon exercise of outstanding options exercisable within sixty days of March 17, 1995.

(3)  Information is  as  of December  31,  1994 as  provided  by the  holder  on
     Schedule 13D filed with the Securities and Exchange Commission. Includes 2,105,300 shares issuable upon conversion of the Company's Nonvoting Series A Preferred Stock.

(4) Includes 10,737 shares held in a trust for the benefit of Mr. Casey's children. Mr. Casey and his wife are trustees of such trust.

    The Company is not aware of any material proceeding to which any Director or executive officer of the Company or any associate of any such Director or executive officer is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors, executive officers and holders of more than ten percent (10%) of the Company's Common Stock ("10% Holders") to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers, and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    The Company believes that during the fiscal year ended December 31, 1994, its Directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon the written representations of its Directors, executive officers and certain other reporting persons.

                             EXECUTIVE COMPENSATION

    The following table discloses compensation received by the Company's Chief Executive Officer and each of its four other most highly compensated executive officers at December 31, 1994 for the fiscal years ended December 31, 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                                             -----------------
                                                                ANNUAL COMPENSATION             SECURITIES
                                                         ---------------------------------   UNDERLYING STOCK         ALL OTHER
              NAME AND PRINCIPAL POSITION                YEAR    SALARY ($)   BONUS (1)($)      OPTIONS (#)      COMPENSATION (2)($)
-------------------------------------------------------  ----    ----------   ------------   -----------------   -------------------
Richard L. Casey                                         1994     $ 400,000     $104,000          --                   $3,000
  Chairman of the                                        1993     $ 400,000     $ 48,000          --                   $3,000
  Board, President                                       1992     $ 362,500     $165,193(3)       340,000(4)           $2,000
  and Chief Executive Officer
Elliott B. Grossbard, M.D.                               1994     $ 208,000     $ 80,000(3)       --                   $3,000
  Vice President of                                      1993     $ 200,000     $ 24,000          --                   $3,000
  Medical and                                            1992     $ 185,000     $ 37,253          180,000(4)           $2,000
  Regulatory Affairs
John A. Lewicki, Ph.D.                                   1994     $ 208,000     $ 40,000          --                   $3,000
  Vice President                                         1993     $ 200,000     $ 24,000           10,000(5)           $3,000
  of Research                                            1992     $ 192,500     $ 27,940          130,000(4)           $2,000
Arlene M. Morris                                         1994     $ 175,000     $108,200(3)       --                   $3,000
  Vice President of                                      1993(6)  $ 123,032     $ 36,964(3)        70,000              $3,000
  Business                                               1992       N/A
  Development
John H. Newman                                           1994     $ 178,500     $ 60,000          --                   $3,000
  Vice President of                                      1993     $ 170,000     $ 20,400           15,000(5)           $3,000
  Legal Affairs,                                         1992     $ 166,300     $ 27,707           86,500(4)           $2,000
  General Counsel and
  Secretary

------------------------
(1) Except as is further described in footnote 3 below (with respect to Mr. Casey, Dr. Grossbard and Mrs. Morris), bonus amounts represent the value of awards under the Company's Senior Staff Incentive Plan (the "SSI Plan"). The Board of Directors adopted the SSI Plan in 1989 and reserved 300,000 shares of the Company's Common Stock for issuance to eligible key employees. The Company's stockholders approved the SSI Plan in May 1990. Awards to executive officers under the SSI Plan are determined annually by the Compensation Committee. To help retain senior staff, a portion of each award was deferred in 1990 and 1991 for distribution in subsequent years; such awards were distributed in 1992. As of March 17, 1995, approximately 5,000 shares remained available for issuance under the SSI Plan. Unless sooner terminated, the SSI Plan will terminate on March 31, 1996.

(2)  Consists  of Company matching contributions under the 401(k) Profit Sharing
     Plan and Trust, which was established in 1986. In 1992, the Company matched
     50% of participant salary deferral contributions, up to a maximum  matching contribution  of $2,000 per participant  per plan year. As  a result of the benefit comparison  for all  employees following  the Merger,  in 1993  the
     Company   increased  its  matching  contribution  to  100%  of  participant contributions, up to a maximum of $3,000. Employee contributions are at all times 100%  vested. The  Company's  contributions vest  based on  years  of service:  0% for less than  one year; 25% for one  but less than two years;
     50% for two but less  than three years; and 100%  for three or more  years.
     Federal  tax  laws  impose an  overall  limit  on the  amount  that  may be contributed by participants each year under 401(k) plans. For calendar year
     1994, participant contributions were limited to the lesser of $9,240 or 15%
     of such participant's salary for the year.

(3) Mr. Casey's bonus for 1992 includes forgiveness of $100,000 under a loan made to him at the time he joined the Company. Dr. Grossbard's bonus for 1994 includes forgiveness of $25,000 under a loan made to him at the time he joined the Company. Mrs. Morris' bonus amounts for 1994 and 1993 include mortgage differential payments of $43,200 and $22,200, respectively; see footnote 6 below.

(4) Following a company-wide review of all option plans and incentives to ensure that all employees were being treated equally after the Merger, on September 10, 1992, the Compensation Committee repriced out-of-the-money options of all employees, including executive officers. The exercise price of options granted to all employees other than executive officers was $9.125 per share, which was the fair market value of the Company's Common
     Stock on that date. The exercise price of options concurrently granted to executive officers was set at $12.00 per share to reflect the approximate price of the Company's Common Stock at the time the Merger was announced.
     This number includes both new option grants and repriced options.

(5) Upon review of the features of stock options previously granted by both the Company and Nova, the Compensation Committee determined that a significant number of employees held an aggregate of 151,511 stock options with terms of less than 10 years from their original grant dates (the "Affected
     Options"). It has been the Company's practice since 1988 to grant options with 10-year terms, which is the maximum term permissible under the Code;
     however, options granted prior to 1988 were granted with 7-year terms. In addition, a number of employees held options originally granted by Nova with terms of less than 10 years. In August 1993, the Compensation
     Committee extended the terms of the Affected Options to further equalize the treatment of all employees following the Merger. No other features of the Affected Options were changed. In particular, such options retained their original vesting schedules and exercise prices, which exceeded the fair market value on the date the options were extended. The extension of the term an Affected Option held by a named officer is required to be reported in this table as a new grant, but such extension did not increase the aggregate number of options held by any individual.

(6) Mrs. Morris joined the Company in April 1993. The amounts indicated for salary and bonus in 1993 were pro rated based on an annualized salary of $170,000. The Company agreed to pay Mrs. Morris mortgage differential payments due to her relocation from Pennsylvania to California when she joined the Company. In addition, the bonus amounts include the mortgage differential payments indicated in footnote 3 above.

                       STOCK OPTION GRANTS AND EXERCISES

    In the Company's efforts to recruit the best available talent in a competitive labor market, the Company grants stock options to provide equity incentives. The Company has granted options under the 1983 Incentive Stock Option Plan (this plan expired by its terms on March 5, 1993), the 1986 Supplemental Stock Option Plan, the 1989 Director Plan and the Incentive Plan (collectively, the "Plans"). Each of the Plans has been approved by the Company's stockholders.

    The Company grants options to persons meeting eligibility requirements of each Plan and will continue granting options under each specific Plan, as appropriate, until the expiration of such Plan or when no shares remain available for issuance under such Plan. Options generally vest over a five-year period. The Board of Directors may reprice the options under the terms of the Plans. As of December 31, 1994, there were outstanding options to purchase 3,694,835 shares of the Company's Common Stock under the Plans, and 859,269 shares remained available for future issuance.

    The Incentive Plan provides that the Board or the Compensation Committee may include, as part of any stock option, a provision entitling the optionee to a further option (a "Re-Load Option") in the event the optionee exercises such option, in whole or in part, by surrendering other shares of Common Stock held by the optionee. No Re-Load Options have been granted, and it is not anticipated that any Re-Load Options will be granted in the near future. The Company has no stock appreciation rights (SARs).

    In the case of any change of control of the Company, (i) all unvested options granted under the Plans shall vest immediately unless the acquiring company assumes the options or substitutes similar options, and (ii) all unvested options granted under the Plans shall fully vest if the optionee's employment with the surviving corporation is terminated within one year of the change of control other than for cause. Options granted to Directors pursuant to the Director Plans contain comparable provisions in the event that a Director does not remain on the Board of the surviving corporation.

    The following table provides information on options held by the executive officers named in the Summary Compensation Table for the fiscal year ended December 31, 1994. There were no option grants to or option exercises by such officers during fiscal 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                       NUMBER OF SECURITIES UNDERLYING           VALUE OF UNEXERCISED,
                                                        UNEXERCISED OPTIONS AT FY-END        IN-THE-MONEY OPTIONS AT FY-END
                                                       --------------------------------  --------------------------------------
                     SHARES ACQUIRED  VALUE REALIZED    EXERCISABLE     UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
NAME                 ON EXERCISE (#)        ($)             (#)              (#)              (1)($)              (1)($)
-------------------  ---------------  ---------------  --------------  ----------------  -----------------  -------------------
R. Casey...........        --               --              320,000          220,000            --                  --
E. Grossbard.......        --               --               88,000           92,000            --                  --
J. Lewicki.........        --               --              120,000           60,000            --                  --
A. Morris..........        --               --               24,560           45,440         $   3,070           $   5,680
J. Newman..........        --               --               99,750           41,750            --                  --

------------------------
(1) Based on the fair market value of the Company's Common Stock at December 30, 1994 ($6.625) minus the exercise price of the options.

                       COMPENSATION COMMITTEE REPORT (1)

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels. In 1994, the Committee was composed of Mr. Goldby, Mr. Du Bain and Mr. O'Neill, none of whom were officers or employees of the Company.

    COMPENSATION PHILOSOPHY

    The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

    - The Company pays competitively with leading biotechnology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets its pay parameters based on this review.

    - The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

    - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

    The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. The Committee is shifting the relative mix of these components to lower the relative percentage of fixed compensation for executives in the form of base salary and to increase the relative percentage of variable pay or pay based on performance represented by annual and long-term equity incentives.

    The Committee's objective in general is to set each component of executive compensation at the market average when compared to a group of leading companies in the biotechnology industry of comparable size who compete in the job market for individuals with the skills desired by the Company (the "comparator group"). The companies chosen for the comparator group used for compensation purposes include several of the companies which comprise the published industry index in the Performance Graph included in this Proxy Statement. Because the Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies in the broad industry index, many smaller or earlier stage companies included in the index are not included in the comparator group.

    BASE SALARY. The Committee annually reviews each executive officer's base salary against the base salaries paid for similar positions by companies within the comparator group. A range of salary levels is established by this comparison centered on the 50th percentile salary in the comparator group for comparable positions. Within this range, the Committee subjectively considers individual factors, including individual performance, level of responsibility, prior experience, breadth of knowledge and competitive pay practices, as well as the extent to which the Company achieved its corporate objectives described in the section below entitled ANNUAL INCENTIVE. From year to year, the relative weighting of the individual components and the corporate performance component may differ from officer to

------------------------
(1) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings in whole or in part, including this Proxy Statement, neither this Report nor the Performance Graph in this Proxy Statement shall be incorporated by reference into any such filings.

officer, and can be expected to change over time in response to the Company's development stage and the evolution of the biotechnology industry. Actual base salaries in 1994 were at the median level for the comparator group.

    In setting the 1995 base salary levels for executives, the Committee determined generally to hold base salaries for executives at their 1994 levels. This is intended by the Committee to increase the portion of executive compensation that is variable and based on achievement of corporate and individual objectives and on increases in the value of the Company's stock and thereby to decrease the relative percentage of fixed compensation for executives.

    ANNUAL INCENTIVE. The Senior Staff Incentive Plan, an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company to earn additional annual compensation. The actual incentive award earned depends on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal -- building stockholder value. For fiscal 1994, these objectives, listed in order of relative importance, were:

    - clinical milestones for key products currently in human clinical testing

    - securing commercial partners for certain of the Company's technologies and commercial operations

    - financial performance related to the Company's cash utilization and expanding the sales and profits derived from the Company's commercial operations group, which markets certain products to psychiatrists and mental health clinics

    - understanding, identifying and developing additional products from the Company's research pipeline as candidates for clinical testing

    - implementing strategies relating to the manufacturing of key products

    After the end of the year, the Committee evaluates the degree to which the Company has met its objectives and, at the discretion of the Committee, establishes a total incentive award pool under the SSI Plan. Individual awards are determined based on the Company's overall performance and by evaluating each participant's performance against objectives and allocating a portion of the award pool based on the participant's contributions during the year. Awards are paid in cash and/or in Common Stock of the Company, and distributions are made in the February following the performance year.

    The Committee recently determined that the Company achieved all but one of the key corporate objectives for fiscal 1994 that are outlined above. Key objectives met included advancing the clinical development of certain key products, completing several major agreements with corporate partners, and achieving the cash utilization goal and strong expansion of the sales and profits derived from the Company's marketing group. One goal was not achieved when the Company decided that the preclinical data package for a compound from the Company's research program did not provide a sufficiently strong rationale for moving the compound into clinical trials. Based on the Company's performance, the Committee determined that the total incentive pool for all 36 participants under the SSI Plan would be 80% of the maximum possible pool. The Committee then determined, based on its assessment of individual contribution to achievement of corporate and individual objectives, the annual incentive award for each of the seven executives on the Company's corporate management committee in 1994, including Mr. Casey.

    LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1983 Incentive Stock Option Plan, which expired on March 5, 1993, the 1986 Supplemental Stock Option Plan and the 1992 Equity Incentive Plan. The option program utilizes vesting periods (generally five years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants have been made at or above 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long term. The size of option grants is determined based on competitive practices at companies in the comparator group and the Company's philosophy of significantly linking executive compensation with stockholder interests. In addition, the Committee considers the terms and number of options previously awarded in determining the size of option grants.

    In 1992, the Committee granted stock options that vest over a five-year period to executives then employed by the Company. Such grants were intended to provide incentive to successfully complete the merger with Nova and to maximize stockholder value over the next several years. Except for the extension of the terms of the Affected Options that the Committee approved as part of the effort to equalize treatment of employees after the merger, which included certain executive officers, executives who received grants in 1992 were not to receive additional stock option grants until 1995. In 1995 and annually thereafter, the Committee will review the equity incentives of executive officers and, if appropriate, will make additional grants to remain competitive with the comparator group and maintain appropriate long-term incentives for key individuals. This is consistent with its general practice for all employees. Option grants comparable to those made in 1992 were made in 1993 to the two executives who joined the Company during that year, which grants were at the average for the comparator group. The Committee believes the approach of making grants that vest over an extended time period creates an appropriate focus on longer term objectives and promotes executive retention.

    The Omnibus Budget Reconciliation Act of 1993 places a limit on the amount of certain types of compensation for each of the executive officers that may be tax deductible by the Company beginning in 1994. The Internal Revenue Service has issued proposed regulations on the deductibility limit for public comment. The Company's compensation is currently subject to certain transition rules. The Company does not believe these rules will affect it in the near term. The Company is in the process of evaluating the proposed regulations. The Company plans to design and administer its compensation plans in a manner that will not result in a limitation on the Company's compensation deduction.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    As part of the merger with Nova in the fall of 1992, the Committee retained Hewitt Associates (an international employee compensation and benefits consulting firm) to conduct a comprehensive review of the base salaries and incentive compensation of all continuing executive officers as compared to the comparator group. Following the Hewitt Associates review, the Committee set Mr. Casey's base annual salary through 1993 at $400,000. This amount, in addition to the annual incentive provided by the SSI Plan, was estimated to provide an annual cash compensation level at the average of the comparator group. In setting this amount, the Committee took into account (i) its belief that Mr. Casey is one of the CEOs of leading biotechnology companies with significant and broad-based experience in the pharmaceutical industry, (ii) the scope of Mr. Casey's responsibility, especially following the merger with Nova, and (iii) the Board's confidence in Mr. Casey to lead the Company's continued development.

    For both 1994 and 1995, the Committee elected to maintain Mr. Casey's base salary at $400,000, the same level as 1993. In doing so, the Committee intended to increase the relative portion of Mr. Casey's total compensation that is variable pay, which is based on achievement of the corporate objectives annually established by the Board and on increases in the Company's stock price.

    Consistent with the discussion above regarding the Committee's assessment of strong 1994 corporate performance and the determination of annual incentives for all executives on the Company's corporate management committee under the SSI Plan, the Committee determined that for 1994 it would make an award to Mr. Casey under the annual incentive plan valued at $104,000, an amount equal to 26% of his base salary.

    CONCLUSION

    In summary, the Compensation Committee believes that, through the plans described above, a significant portion of the Company's compensation program and Mr. Casey's compensation are contingent on Company performance, and that realization of benefits is closely linked to achievement of key corporate objectives that will produce increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in the Company's business environment.

                                          COMPENSATION COMMITTEE
                                          Steven D. Goldby, Chairman
                                          Myron Du Bain
                                          Donald E. O'Neill

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In 1994, the Company's Compensation Committee consisted of Mr. Goldby, Mr. Du Bain and Mr. O'Neill. During the last fiscal year, the Company paid MDL Information Systems, Inc. ("MDL") approximately $63,300 in connection with the purchase and maintenance of software made in the normal course of business. Mr. Goldby is President, Chief Executive Officer and a director of MDL, and Mr. O'Neill is a director of MDL.

                               PERFORMANCE GRAPH

    The rules of the Securities and Exchange Commission require that the Company include in this Proxy Statement a line-graph presentation comparing five-year stockholder returns on an indexed basis with the NASDAQ Stock Market (U.S.) and either a nationally recognized industry standard index or an index of peer companies selected by the Company. The Company has elected to use the NASDAQ Pharmaceutical Stocks Index for purpose of the performance comparison that appears below. The graph assumes the investment of $100 in the Company's Common Stock, the NASDAQ Stock Market (U.S.) and the NASDAQ Pharmaceutical Stocks Index on December 31, 1989. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG SCIOS NOVA INC., NASDAQ STOCK MARKET (U.S.) AND
                       NASDAQ PHARMACEUTICAL STOCKS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SCIOS NOVA     NASDAQ STOCK MARKET-U.S.    NASDAQ PHARMACEUTICALS
Dec-89                100                         100                        100
Jan-90              85.96                       91.35                       90.9
Feb-90              94.74                       93.86                      98.31
Mar-90             115.79                       96.58                     101.44
Apr-90             112.28                       93.41                      99.76
May-90             122.81                      102.21                     111.02
Jun-90             131.58                      102.97                     116.44
Jul-90             142.11                        97.8                     114.28
Aug-90             114.04                       85.46                     103.23
Sep-90             110.53                       77.37                      98.22
Oct-90             108.77                       74.32                      98.07
Nov-90             122.81                        81.4                     113.92
Dec-90             122.81                       84.92                     119.95
Jan-91             157.89                       94.32                     138.21
Feb-91                200                      103.39                      170.2
Mar-91                200                       110.3                     200.19
Apr-91             189.47                      111.01                     188.44
May-91             203.51                      116.09                     196.37
Jun-91             163.16                      109.03                     185.91
Jul-91             166.67                      115.47                     211.02
Aug-91             210.53                       121.2                     233.46
Sep-91             294.74                      121.65                     256.71
Oct-91             352.63                      125.68                     294.06
Nov-91             252.63                      121.47                     262.96
Dec-91             315.79                      136.28                     318.78
Jan-92             291.23                      144.28                     332.72
Feb-92              238.6                      147.55                      303.9
Mar-92             208.77                       140.6                     276.04
Apr-92             171.93                      134.58                     230.83
May-92             196.49                      136.34                     239.44
Jun-92             145.61                      130.93                     231.31
Jul-92             142.11                      135.56                     243.84
Aug-92             124.56                      131.41                     221.96
Sep-92             114.04                      136.29                     217.83
Oct-92             110.53                      141.66                     232.53
Nov-92             152.63                      152.93                     268.19
Dec-92             129.82                      158.58                     265.53
Jan-93             107.02                       163.1                      246.8
Feb-93              94.74                      156.99                     189.43
Mar-93              98.25                      161.56                     191.14
Apr-93              84.21                      154.66                     193.15
May-93              84.21                      163.87                     201.06
Jun-93              78.95                      164.63                     201.43
Jul-93               80.7                      164.85                     195.65
Aug-93              94.74                      173.37                     206.07
Sep-93             105.26                      178.49                     218.38
Oct-93             154.39                      181.44                     237.68
Nov-93             145.61                      176.03                     232.44
Dec-93             143.86                      180.93                     236.63
Jan-94             131.58                      186.42                      243.8
Feb-94             121.05                      184.72                     221.79
Mar-94             103.51                      173.35                     192.95
Apr-94             110.53                      171.11                     185.19
May-94              93.87                      171.55                     182.67
Jun-94              89.47                      165.29                     168.41
Jul-94              89.47                      168.68                     173.49
Aug-94             107.02                      179.42                     192.31
Sep-94              94.74                      178.96                     189.76
Oct-94              94.74                      182.41                      183.4
Nov-94              84.21                      176.36                      184.2
Dec-94              92.98                      176.91                      187.4

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

    During 1993, the Company formed a new company, Guilford Pharmaceuticals Inc. ("Guilford"), to pursue the development of pharmaceutical products for neurological and neurosurgical applications. Dr. Solomon H. Snyder, a Director of the Company, is a founder and a director of Guilford. Richard L. Casey, Chairman of the Board and Chief Executive Officer of the Company, and John H. Newman, Vice President of Legal Affairs of the Company, serve on Guilford's board of directors, including its compensation and audit committees. In addition, Arlene M. Morris, Vice President of Business Development of the Company, served on Guilford's board from its inception until June 1994. The Company initially received a majority of Guilford's stock in exchange for an investment of $2.5 million in cash and cancellation of indebtedness, plus the transfer of certain neuroscience technology originally developed by Nova. The Company purchased additional Guilford stock, plus a warrant, for $1.0 million in December 1993 and exercised the warrant for $166,667 in January 1995. In June 1994, Guilford completed an initial public offering of its Common Stock. As of March 17, 1995, Dr. Snyder beneficially owned approximately 10.3% of Guilford and the Company beneficially owned approximately 29.4% of Guilford. In addition, Mr. Casey and Mr. Newman each beneficially owned less than 1% of Guilford.

    During 1994, Guilford paid the Company approximately (i) $153,750 for certain computer and laboratory equipment formerly used in the Company's Baltimore R&D facility, (ii) $40,000 in consideration for consulting services primarily relating to the GLIADEL-Registered Trademark- technology licensed from the Company and (iii) $54,500 for consulting and administrative services and for temporary space provided to Guilford by the Company.

    Dr. Snyder, the Company and Guilford are parties to a consulting agreement whereby Dr. Snyder receives consulting fees from the Company. See "Information about the Board of Directors and Committees of the Board -- Compensation of Directors -- Other Arrangements."

    In November 1991, the Company made a commitment to loan up to $80,000 to Dr. Elliott B. Grossbard in connection with his joining the Company as Vice President of Medical and Regulatory Affairs. The commitment was made to permit Dr. Grossbard to purchase a residence. In June 1993, the Company loaned Dr. Grossbard $80,000, which loan bears interest at the rate of 3.72% per annum. Subject to certain conditions, approximately one-third of the loan amount will be forgiven each May 31 through 1996. On May 31, 1994, $25,000 was forgiven. Any remaining loan balance is immediately due and payable in the event Dr. Grossbard's employment terminates prior to May 31, 1996.

    Steven D. Goldby and Donald E. O'Neill are affiliated with MDL Information Systems, Inc., with which the Company has done business. See "Compensation Committee Interlocks and Insider Participation."

    In 1992 and 1993, Dr. John A. Lewicki, Vice President of Research, exercised options to purchase an aggregate of 13,500 shares of Common Stock. Pursuant to the Company's Plans, Dr. Lewicki paid 20% of the exercise price in cash at the time of exercise and delivered promissory notes aggregating $71,812 representing the balance. The promissory notes provided for interest at the market rate and for annual payments of principal and interest. In 1993, Dr. Lewicki made principal and interest payments totaling $22,179. In August 1994, Dr. Lewicki repaid such notes by canceling 7,835 shares of the Company's Common Stock, the market value of which was equal to the principal balance of $53,850, and paid $1,304 in accrued interest.

    In April 1993, Mrs. Morris joined the Company as Vice President of Business Development and relocated from Pennsylvania to the Company's headquarters in California. In 1993, the Company paid for relocation expenses aggregating $49,200, of which $29,500 related to moving costs and $19,700 related to interim housing and closing costs. In addition, the Company makes mortgage differential payments to Mrs. Morris, which payments take into account the mortgage differential between Pennsylvania and California. Unless Mrs. Morris' employment with the Company terminates, she will receive mortgage differential payments as follows: $3,600 per month through March 31, 1996; $3,200 per month through March 31, 2000; and $2,800 per month through March 31, 2003. In 1993 and 1994, these payments totaled $22,200 and $43,200, respectively.

                    (2) RATIFICATION OF INDEPENDENT AUDITORS

    Upon recommendation of the Audit Committee, the Board of Directors of the Company appointed Coopers & Lybrand L.L.P. to be the Company's independent auditors for the fiscal year ending December 31, 1995.

    Services provided to the Company and its subsidiaries by Coopers & Lybrand with respect to the fiscal year ended December 31, 1994 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the SEC, and consultations concerning information systems and various tax matters.

    Coopers & Lybrand has audited the Company's financial statements annually since the Company's inception in 1982. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting. They do not expect to make a statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Coopers & Lybrand as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

    Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for fiscal year 1995 will require the affirmative vote of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

                                 OTHER MATTERS

    The Board of Directors does not know of other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                  STOCKHOLDER PROPOSALS -- 1996 ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming stockholder meeting if they comply with the requirements of the proxy rules. Proposals of stockholders that are intended to be presented at the Company's 1996 Annual Meeting of Stockholders must be received by the Company no later than November 30, 1995 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors
                                          JOHN H. NEWMAN
                                          SECRETARY

March 30, 1995

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY

                               SCIOS NOVA INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 9, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Richard L. Casey and John H. Newman, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Scios Nova Inc., to be held at the offices of the Company, 2450 Bayshore Parkway, Mountain View, California, on May 9, 1995 at 10:00 a.m. and at any adjournment or postponement thereof, to vote the number of shares the undersigned would be entitled to vote if personally present, and to vote in their discretion upon any other business that may properly come before the meeting.

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION AND FOR PROPOSAL 2. Stockholders are urged to mark, sign, date and return this proxy in the envelope provided, which requires no postage if mailed in the United States.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SEVEN NOMINEES AND FOR PROPOSAL 2.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                     SEE REVERSE
                                                                         SIDE

/x/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

1. To elect directors of the Company
   NOMINEES: Richard L. Casey, Myron Du Bain, William F. Miller, Donald E. O'Neill, Robert W. Schrier, Solomon H. Snyder and Eugene L. Step.

                                  FOR     WITHHELD
                                  / /        / /


--------------------------------------------------
For all nominees except as noted above

                                                       FOR    AGAINST    ABSTAIN
2. To ratify the selection of Coopers & Lybrand LLP    / /      / /        / /
   as the Company's independent auditors for fiscal
   1995.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  / /

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    / /


(PLEASE SIGN EXACTLY AS NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)



SIGNATURE:                                                DATE
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SIGNATURE:                                                DATE
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